September __, 1998


Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036

MSDW Structured Asset Corp.
1585 Broadway
New York, New York  10036

Ladies and Gentlemen:

           We have acted as special counsel to MSDW Structured Asset Corp., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-3, first filed September 30, 1998 of the Structured Asset Trust
Unit Repackagings (the "Units") to be issued from time to time under Trust Agreements (each a "Trust Agreement") incorporating Standard Terms of Trust Agreements (the "Standard Terms") between the Company and Chase Bank of Texas, National Association, as Trustee in the form included as an exhibit to the Registration Statement.

           In arriving at the opinions expressed below, we have reviewed the following documents:

           (a)  the Registration Statement and the related
                Prospectus and the documents
                incorporated by reference therein;

           (b)  the Standard Terms;

           (c)  a form of the Units;


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           In addition, we have reviewed the originals or copies
certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

           In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

           Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

           1. The Company is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

           2. The Company has corporate power to own its properties and conduct its business as described in the Registration Statement, and the Company has corporate power to issue the Units, to enter into the Trust Agreement and to perform its obligations thereunder.

           3. The statements set forth under the headings "Description of Trust Agreements" and "Description of Units" in the Prospectus, insofar as such statements purport to summarize certain provisions of the Units, and Trust Agreement and the Certificate of Incorporation of the Company, provide a fair summary of such provisions.

           4. The Units in the form provided by the Standard
Terms will, when duly and validly authorized, executed, delivered and issued by the Trustee, and when authenticated as


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specified in the Standard Terms and delivered to the Depositor, be entitled to the benefits of the Trust Agreement.

           Insofar as the foregoing opinions relate to the valid existence and good standing of the Company, they are based solely on a certificate of good standing received from the Secretary of State of the State of Delaware and on a telephonic confirmation from such Secretary of State. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

           The foregoing opinions are limited to the federal law of the United States of America, and the law of the State of New York and the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

           We are furnishing this opinion letter to you solely for your benefit in connection with the offering of the Units.
This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                              Very truly yours,

                              CLEARY, GOTTLIEB, STEEN & HAMILTON



                              By________________________________



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